Exhibit 99.1

Q1 2019 Fixed Income Release

Denver, Colorado May 6, 2019, 2019: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial* and operating information for its fixed- income borrowing groups for the three months (“Q1”) ended March 31, 2019 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the March 31, 2019 unaudited condensed consolidated financial statements for each of our fixed-income borrowing groups prior to the end of May 2019, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of March 31, 2019.

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Virgin Media Reports Preliminary Q1 2019 Results
Q1 RGU additions up 32% YoY, with Gains in Telephony and Broadband
Q1 Capital Intensity Declined by 760 bps to 23.8% Driving Strong Growth in Operating Free Cash Flow
Total Lightning Build of 1.7 Million, with 102,000 Premises Added in Q1
Virgin Media Inc. (“Virgin Media”) is the leading cable operator in the U.K. and Ireland, delivering 14.7 million broadband, video and fixed-line telephony services to 6.0 million cable customers and mobile services to 3.1 million subscribers at March 31, 2019.

Operating highlights:

•	Our strategic focus on driving value and operating free cash flow delivered a YoY improvement in RGU and customer additions with strong demand for our broadband bundles and lower churn

◦	Q1 RGU additions of 59,000 increased by 32% from 45,000 in the prior year

▪	Added 46,000 telephony and 37,000 broadband subscriptions in Q1, offsetting video attrition arising from our shift in focus to higher value TV customers

▪	Voice-over-IP service now available across our U.K. cable footprint

▪	79% of our broadband base subscribes to 100+ Mbps speed packages

▪	In March, Virgin Media launched Intelligent WiFi, a smart cloud-based, adaptive system designed to improve customers’ in-home WiFi experience

◦	Q1 customer additions of 25,500 increased 7,000 or 38% compared to the prior-year period

◦	12-month rolling customer churn was 15.0% in Q1, 10 bps lower YoY driven by continued benefits from V6 and Hub 3 upgrades, as well as effective base management initiatives

▪	60% of U.K. video base has V6 and 74% of our total broadband base has Hub 3

•
Rebased[1] cable ARPU was 0.3% lower YoY at £51.36 in Q1, with higher rental revenue reflecting recent price rises being impacted by lower install and telephony usage, the timing of certain pay-per-view events and increased promotions in response to market dynamics

•	Q1 postpaid mobile net additions of 26,000 were offset by low-ARPU prepaid losses, resulting in a net loss of 7,000 mobile subscriptions; 4G subscriptions now represent 81% of our postpaid base

•	As part of our new consumer strategy, we recently launched a compelling range of bundles combining broadband, entertainment and fixed and mobile telephony for new and existing customers in the U.K.

◦
The new packages comprise a mobile SIM with a choice of data packages, a broadband speed boost including a new top speed offering of 500 Mbps and a choice of TV Personal Picks enabling customers to build their own personalised video service

◦	The early response to our soft launch has been encouraging and we expect the new bundles to drive increased convergence, improved churn and underpin ARPU growth in the future

•	Q1 B2B rebased revenue growth was supported by a 15% YoY increase in our SOHO RGU base

•	Added 102,000 marketable Lightning premises in Q1, taking the total build since launch to 1.7 million

◦	86% of our total infill build was full fibre in Q1

•
Virgin Media Television remained the largest commercial broadcaster in the Republic of Ireland with a 19% share in viewership across our three free-to-air channels Virgin Media One, Virgin Media Two and Virgin Media Three in Q1

•	Announced the appointment of Lutz Schüler as CEO of Virgin Media effective June 11, 2019

Financial highlights:

•	Revenue of £1,275.5 million in Q1 was broadly flat at on a rebased basis compared to the prior year

◦	Q1 revenue growth in residential cable and B2B were offset by a decline in Mobile

•	Rebased residential cable revenue growth of 0.3% in Q1 was attributable to growth in our cable RGU base offset by lower cable ARPU and a decrease in non-subscription revenue

•	Residential mobile revenue decreased 3.6% in Q1 on a rebased basis

◦	Rebased mobile subscription revenue growth of 2.1% was more than offset by a 10.2% decrease in non-subscription revenue due to lower handset sales as renewal cycles are extended

•	Rebased B2B revenue growth of 1.1% in Q1 was driven by growth in our SOHO base, offset by a decline in non-subscription revenue due to price erosion on voice revenue

•
Operating income decreased year-over-year to £3.0 million in Q1 due to the net effect of (i) increased impairment, restructuring and other operating items, net, partly related to the write-off of certain network assets (ii) increased related-party fees and allocations, net, (iii) higher share-based compensation expense and (iv) a reduction in Segment OCF, as described below

•
Rebased Segment OCF declined 0.7% in Q1 which reflected (i) the aforementioned revenue performance, (ii) increased programming costs and (iii) a £4.7 million increase in network taxes, of which £4.0 million is related to our existing network with the balance due to our network extension

•
Property and equipment (“P&E”) additions decreased by 24.5% YoY to £303.4 million in Q1 primarily driven by our V6 upgrade programme in Q1 2018, lower baseline capex and a YoY decrease in our Project Lightning cost per premise in the quarter

◦	P&E additions as a percentage of revenue were 23.8% in Q1, compared to 31.4% in Q1 2018, driving a significant improvement in operating free cash flow

•	At March 31, 2019, our fully-swapped third-party debt borrowing cost was 4.8% and the average tenor of our third-party debt (excluding vendor financing) was 6.4 years

•
At March 31, 2019, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Secured and Total Net Debt to Annualised EBITDA (last two quarters annualised) were 3.59x and 4.25x, respectively, each as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualised EBITDA would have been 5.04x at March 31, 2019

•
At March 31, 2019, we had maximum undrawn commitments of £675 million equivalent. When our compliance reporting requirements have been completed and assuming no change from March 31 borrowing levels, we anticipate that all of our unused commitments will be available to be drawn

Operating Statistics Summary

	As of and for the three months ended March 31,
	2019	2018
Footprint
Homes Passed	15,440,500	14,983,700
Two-way Homes Passed	15,401,600	14,937,500

Subscribers (RGUs)
Basic Video	2,900	13,700
Enhanced Video	4,115,900	4,100,100
Total Video	4,118,800	4,113,800
Internet	5,637,700	5,508,100
Telephony	4,969,600	4,801,300
Total RGUs	14,726,100	14,423,200

Q1 Organic[2] RGU Net Additions (Losses)
Basic Video	(1,600)	(1,200)
Enhanced Video	(22,700)	9,600
Total Video	(24,300)	8,400
Internet	37,400	31,600
Telephony	46,100	4,900
Total organic RGU net additions	59,200	44,900

Cable Customer Relationships
Cable Customer Relationships	5,971,900	5,890,800
Q1 Organic[2] Cable Customer Relationship net additions	25,500	18,500

RGUs per Cable Customer Relationship	2.47	2.45
Q1 Monthly ARPU per Cable Customer Relationship	£51.36	£51.58
U.K. Q1 Monthly ARPU per Cable Customer Relationship	£51.37	£51.57

Customer Bundling
Single-Play	16.0%	17.6%
Double-Play	21.4%	20.0%
Triple-Play	62.6%	62.4%

Fixed-mobile Convergence	19.5%	19.3%

Mobile Subscribers
Postpaid	2,772,900	2,607,300
Prepaid	343,800	470,600
Total Mobile subscribers	3,116,700	3,077,900

Q1 organic Postpaid net additions	26,100	68,900
Q1 organic Prepaid net losses	(32,800)	(43,700)
Total organic[2] Mobile net additions (losses)	(6,700)	25,200

Q1 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	£11.08	£10.83
Excluding interconnect revenue	£9.38	£9.32

Financial Results, Segment OCF Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2019 and 2018.

	Three months ended March 31,		Rebased Change
	2019	2018
	in millions, except % amounts

Revenue
Residential cable revenue:
Subscription	£897.2	£892.5	0.6%
Non-subscription	14.6	17.3	(15.2%)
Total residential cable revenue	911.8	909.8	0.3%
Residential mobile revenue:
Subscription	87.5	85.7	2.1%
Non-subscription	66.5	74.2	(10.2%)
Total residential mobile revenue	154.0	159.9	(3.6%)
Business revenue:
Subscription	21.5	17.7	21.9%
Non-subscription	171.8	173.7	(1.1%)
Total business revenue	193.3	191.4	1.1%
Other revenue	16.4	16.6	(1.0%)
Total revenue	£1,275.5	£1,277.7	(0.1%)

Segment OCF
Segment OCF	£543.9	£548.0	(0.7%)

Operating income	£3.0	£59.3
Share-based compensation expense	11.7	4.6
Related-party fees and allocations, net	47.7	32.9
Depreciation and amortisation	448.1	448.6
Impairment, restructuring and other operating items, net	33.4	2.6
Segment OCF	£543.9	£548.0

Segment OCF as a percentage of revenue	42.6%	42.9%

Operating income as a percentage of revenue	0.2%	4.6%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2019	2018
	in millions, except % amounts

Customer premises equipment	£120.2	£161.1
New build and upgrade	88.3	106.7
Capacity	28.4	35.2
Product and enablers	30.4	42.2
Baseline	36.1	56.6
Property and equipment additions	303.4	401.8
Assets acquired under capital-related vendor financing arrangements	(247.0)	(319.7)
Assets acquired under finance leases	(0.5)	(3.1)
Changes in liabilities related to capital expenditures (including related-party amounts)	76.9	51.5
Total capital expenditures[3]	£132.8	£130.5

Property and equipment additions as a percentage of revenue	23.8%	31.4%

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media’s consolidated third-party debt, finance lease obligations and cash and cash equivalents (in millions):

	March 31,		December 31,
	2019		2018
	Borrowing currency	£ equivalent
Senior and Senior Secured Credit Facilities:
Term Loan K (LIBOR + 2.50%) due 2026	$3,400.0	2,616.7	2,667.5
Term Loan L (LIBOR + 3.25%) due 2027	£400.0	400.0	400.0
Term Loan M (LIBOR + 3.25%) due 2027	£500.0	500.0	500.0
£50.0 million (equivalent) RCF A (LIBOR + 2.75%) due 2021		—	—
£625.0 million (equivalent) RCF B (LIBOR + 2.75%) due 2024		—	—
VM Financing Facility	£89.0	89.0	40.6
VM Financing Facility II	£1.3	1.3	1.3
Total Senior and Senior Secured Credit Facilities		3,607.0	3,609.4

Senior Secured Notes:
5.50% GBP Senior Secured Notes due 2021	£107.1	107.1	107.1
5.25% USD Senior Secured Notes due 2021	$447.9	344.7	351.4
5.50% GBP Senior Secured Notes due 2025	£387.0	387.0	387.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
5.50% USD Senior Secured Notes due 2025	$354.5	272.8	278.1
6.00% GBP Senior Secured Notes due 2025[4]	£521.3	521.3	521.3
5.25% USD Senior Secured Notes due 2026	$1,000.0	769.6	784.6
5.50% USD Senior Secured Notes due 2026	$750.0	577.2	588.4
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
5.00% GBP Senior Secured Notes due 2027	£675.0	675.0	675.0
6.25% GBP Senior Secured Notes due 2029	£400.0	400.0	400.0
Total Senior Secured Notes		4,879.7	4,917.9

Senior Notes:
4.875% USD Senior Notes due 2022	$73.3	56.4	58.3
5.25% USD Senior Notes due 2022	$51.5	39.7	49.6
5.125% GBP Senior Notes due 2022	£44.1	44.1	44.1
6.00% USD Senior Notes due 2024	$497.0	382.5	389.9
6.375% GBP Senior Notes due 2024	£300.0	300.0	300.0
4.50% EUR Senior Notes due 2025	€460.0	397.3	413.3
5.75% USD Senior Notes due 2025	$393.8	303.1	313.8
Total Senior Notes		1,523.1	1,569.0

Vendor financing		1,802.6	1,893.0
Other debt		501.6	414.1
Finance lease obligations		52.7	54.2
Total third-party debt and finance lease obligations		12,366.7	12,457.6
Deferred financing costs, discounts and premiums, net		(28.2)	(29.9)
Total carrying amount of third-party debt and finance lease obligations		12,338.5	12,427.7
Less: cash and cash equivalents		27.6	16.8
Net carrying amount of third-party debt and finance lease obligations[5]		£12,310.9	£12,410.9

Exchange rate (€ to £)		1.1580	1.1130
Exchange rate ($ to £)		1.2994	1.2746

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Unitymedia Reports Preliminary Q1 2019 Results

Continuous Upsell Drove Q1 Cable ARPU Increase of 2%
Solid 23,000 Broadband RGU Additions Including a Strong Tier Mix as Over 50% of New Subscribers Opted for 400 Mbps Bundles in Q1
B2B Continues to Ramp With Revenue and SOHO RGU Net Additions Up 13% and 18%, respectively in Q1 YoY
Unitymedia GmbH (“Unitymedia”) is the leading cable operator in Germany and the federal states of North Rhine-Westphalia (“NRW”), Hesse and Baden-Württemberg, providing cable television, internet, fixed-line telephony and mobile services to 7.2 million customers at March 31, 2019.

Operating highlights:

•	Solid Q1 results were driven by growth in our residential cable segment as we continue to see strong consumer demand for high speeds as well as a robust B2B performance

•	Monthly cable ARPU of €26.38 increased 1.9% in Q1 YoY

•
Q1 broadband RGU additions of 23,000 were slightly below our prior-year performance as stronger gross additions were offset by higher churn as we increased prices for a larger number of our broadband subscribers in 2019 as compared to 2018

◦	Our “test the best” promotion continues to be a success as over 50% of our new residential broadband subscribers opted for our premium tier 400 Mbps bundles in Q1

◦	On February 1, 2019, we implemented a price increase for almost one million of our broadband subscribers with churn broadly in-line with expectations

◦	Penetration of our best-in-class Connect Box WiFi router continues to grow, standing at a total base of over 2.0 million or 56% of our total broadband subscribers as of Q1

•	Our Q1 video attrition of 15,000 RGUs was an improvement compared to the prior-year period, mainly driven by net additions in our MDU segment

◦	Our next-generation Horizon TV platform now stands at a total of 768,000 subscribers (or 12% of our total video base), which reflects an increase of 44,000 compared to Q1 2018

•	Our mobile subscriber base declined by 10,000 in Q1 to 273,000

•	Momentum in our B2B segment continued as SOHO RGU additions increased 18% in Q1 YoY
Financial highlights:

•	Revenue decline of 3.3% YoY to €615.8 million in Q1

◦
Revenue decline in Q1 was primarily driven by the net effect of (i) lower cable non-subscription revenue, mainly due to a one-time €31.2 million benefit in Q1 2018 related to the settlement of prior-year fees in connection with the execution of a new carriage fee contract with a large public broadcaster, (ii) higher residential cable subscription revenue as a result of an increase in subscribers and higher ARPU per RGU and (iii) an increase in B2B subscription revenue, largely due to subscriber growth

•	Net earnings were €55.5 million in Q1, as compared to €42.0 million in the prior-year period

◦
The improvement in Q1 was driven by the net effect of (i) lower net financial and other expense, (ii) higher depreciation and amortization, (iii) higher Adjusted Segment EBITDA, as described below, and (iv) higher related-party fees and allocations

•	Rebased[1] Adjusted Segment EBITDA decreased 2.4% YoY to €423.1 million in Q1

◦
The decrease in Q1 was largely due to the net effect of (i) the aforementioned decrease in revenue, and (ii) a decrease in programming and copyright costs which was primarily due to an €8.3 million decrease associated with the aforementioned Q1 2018 settlement of prior-year amounts in connection with the execution of a new programming agreement

◦	The absolute year-over-year change was also the result of lower network and IT costs due to the adoption of the IFRS 16 accounting standard on January 1, 2019

•
Property, equipment and intangible asset additions were 32.8% of revenue in Q1, as compared to 29.5% in the prior-year period, largely driven by higher spend for customer premise equipment mainly due to Horizon inventory build-up, partly offset by lower expenditures for new build and upgrade projects as well as baseline expenditures

•	At March 31, 2019, our fully-swapped third-party debt borrowing cost was 3.4%, and the average tenor of our third-party debt (excluding vendor financing) was 6.7 years

•
At March 31, 2019, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualized EBITDA (last two quarters annualized) were 3.70x and 4.60x, respectively, each as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualized EBITDA would have been 5.03x at March 31, 2019

•
At March 31, 2019, we had maximum undrawn commitments of €500 million under our revolving credit facilities. When our compliance reporting requirements have been completed and assuming no change from March 31, 2019 borrowing levels, we anticipate that the full amount of our unused commitments will be available to be drawn

Operating Statistics Summary

	As of and for the three months ended March 31,
	2019	2018

Footprint
Homes Passed	13,152,000	13,004,500
Two-way Homes Passed	13,075,700	12,925,500

Subscribers (RGUs)
Basic Video	4,692,900	4,676,900
Enhanced Video	1,574,700	1,643,100
Total Video	6,267,600	6,320,000

Internet	3,638,300	3,502,800
Telephony	3,396,700	3,274,300
Total RGUs	13,302,600	13,097,100

Q1 Organic[2] RGU Net Additions (Losses)
Basic Video	17,400	(10,300)
Enhanced Video	(32,800)	(10,500)
Total Video	(15,400)	(20,800)

Internet	22,800	26,200
Telephony	15,900	23,300
Total organic RGU net additions	23,300	28,700

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers	25.1%	26.0%
Internet as % of Two-way Homes Passed	27.8%	27.1%
Telephony as % of Two-way Homes Passed	26.0%	25.3%

Cable Customer Relationships
Cable Customer Relationships	7,179,100	7,158,200
Q1 Organic[2] Cable Customer Relationship net additions (losses)	3,200	(2,000)
RGUs per Cable Customer Relationship	1.85	1.83
Q1 Monthly ARPU per Cable Customer Relationship	€26.38	€25.89

Customer Bundling
Single-Play	50.1%	51.8%
Double-Play	14.4%	13.4%
Triple-Play	35.5%	34.8%

Mobile Subscribers
Total Mobile subscribers	273,300	303,900
Q1 organic[2] Mobile net losses	(10,000)	(16,500)

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,		Rebased Change
	2019	2018
	in millions, except % amounts
Revenue	€615.8	€636.7	(3.3%)

Adjusted Segment EBITDA	€423.1	€406.8	(2.4%)

Net earnings	€55.5	€42.0
Net financial and other expense	31.5	79.3
Income tax expense	44.1	37.0
Earnings before interest and taxes (“EBIT”)	131.1	158.3
Depreciation and amortization	214.4	190.0
Impairment, restructuring and other operating items, net	5.8	0.9
Share-based compensation expense	2.6	1.8
Related-party fees and allocations, net	69.2	55.8
Adjusted Segment EBITDA	€423.1	€406.8

Adjusted Segment EBITDA as % of revenue	68.7%	63.9%

Net earnings as a % of revenue	9.0%	6.6%

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2019	2018
	in millions, except % amounts

Customer premises equipment	€87.6	€39.1
New build and upgrade	22.2	50.3
Capacity	20.4	14.8
Product and enablers	13.0	21.9
Baseline	24.0	34.3
Capitalized subscriber acquisition costs	34.6	27.6
Property, equipment and intangible asset additions	201.8	188.0

Assets acquired under capital-related vendor financing arrangements and finance lease obligations	(88.8)	(81.9)
Changes in liabilities related to capital expenditures (including related-party amounts)	(11.4)	(6.8)
Total capital expenditures[3]	€101.6	€99.3

Property, equipment and intangible asset additions as % of revenue	32.8%	29.5%

Third-Party Debt, Accrued Interest, Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of Unitymedia’s consolidated third-party debt and accrued interest, lease obligations and cash and cash equivalents (in millions):

	March 31,		December 31,
	2019		2018
	Borrowing currency	€ equivalent
Senior Credit Facilities
€80 million Super Senior RCF (EURIBOR+2.25%) due 2023	€—	—	—
€420 million Senior RCF (EURIBOR+2.75%) due 2023	€—	—	—
$855 million Term Loan B Facility (LIBOR+2.25%) due 2025	$855.0	762.0	746.6
€825 million Term Loan C Facility (EURIBOR+2.75%) due 2027	€825.0	825.0	825.0
$850 million Term Loan D Facility (LIBOR+2.25%) due 2026	$850.0	757.5	742.3
$700 million Term Loan E Facility (LIBOR+2.00%) due 2023	$700.0	623.8	611.3
Total Senior Credit Facilities		2,968.3	2,925.2

Senior Secured Notes
4.000% EUR Senior Secured Notes due 2025	€1,000.0	1,000.0	1,000.0
5.000% USD Senior Secured Notes due 2025	$550.0	490.2	480.3
4.625% EUR Senior Secured Notes due 2026	€378.0	378.0	378.0
3.500% EUR Senior Secured Notes due 2027	€500.0	500.0	500.0
6.250% EUR Senior Secured Notes due 2029	€427.5	427.5	427.5
Total Senior Secured Notes		2,795.7	2,785.8

Senior Notes
6.125% USD Senior Notes due 2025	$900.0	802.1	785.9
3.750% EUR Senior Notes due 2027	€700.0	700.0	700.0
Total Senior Notes		1,502.1	1,485.9

Lease obligations*		828.8	13.1
Vendor financing		668.8	618.3
Derivative-related debt instruments		188.0	188.9
Accrued third-party interest, deferred financing costs and discounts, net		21.0	76.1
Total carrying amount of third-party debt, accrued interest and lease obligations		8,972.7	8,093.3

Less:
Cash and cash equivalents		2.9	1.5
Net carrying amount of third-party debt and lease obligations[5]		€8,969.8	€8,091.8

Exchange rate ($ to €)		1.1221	1.1452

*the sequential increase is mainly due to the adoption of the IFRS 16 accounting standard on January 1, 2019

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UPC Holding Reports Preliminary Q1 2019 Results
Completed the sale of CEE DTH satellite business in early May
UPC Switzerland reaches 107,000 Horizon 4 boxes in the field in Q1
Pending disposals to Vodafone and Sunrise on track to close during the summer of 2019 and Q4 2019, respectively
UPC Holding Group (“UPC Holding”) provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms. Our operations in Hungary, Romania, the Czech Republic and our DTH business have been accounted for as discontinued operations and, accordingly, the information in this release relates only to our continuing operations in Switzerland, Poland and Slovakia unless otherwise indicated (Poland and Slovakia are collectively referred to as "Continuing CEE"). Our continuing operations connected 2.7 million customers subscribing to 5.7 million television, internet and fixed-line telephony services and served 161,900 mobile subscribers at March 31, 2019.

Operating and strategic highlights:

•	Completed the sale of our DTH business for an enterprise value of €180 million in early May

•	Vodafone and Sunrise transactions remain on track to close during the summer of 2019 and Q4 2019, respectively

•	In January UPC Switzerland revamped its fixed-line bundles and boosted the top broadband speed to 600 mbps

•
Swiss Q1 ARPU per customer of CHF 71.08 increased 3.6% YoY on a rebased[1] basis, driven by the positive impact of tier-mix and the March 2018 price increase, partially offset by higher front book discounts. ARPU growth also benefited from a €3.3m prior year impact, as described below

•	Continuing CEE Q1 ARPU per customer of €19.80, a 0.4% YoY increase on a rebased basis

•	Net RGU adds of 1,000 in Q1 versus a loss of 30,000 RGUs in Q1 2018

◦	Switzerland lost 43,000 RGUs in Q1, compared to a loss of 44,000 in Q1 2018, primarily due to continued heightened competition

◦	Continuing CEE added 44,000 RGUs in Q1, as compared to 14,000 in Q1 2018, mainly driven by stronger sales and lower churn across all fixed-line products in Poland

•	Net broadband RGU additions of 5,000 in Q1, compared to a loss of 3,000 in Q1 2018

◦	Switzerland lost 14,000 broadband RGUs in Q1 as compared to a loss of 11,000 in Q1 2018

◦	Continuing CEE gained 19,000 broadband RGUs in Q1 versus 8,000 in Q1 2018

◦	Penetration of our WiFi Connect Box increased to 61% of our continuing operations’ broadband base at the end of March 2019

•	Our video base declined by 13,000 RGUs in Q1, which was driven by Switzerland, as compared to a decrease of 31,000 in the prior-year period

◦
By the end of Q1, we rolled out 107,000 Horizon 4 EOS set-top boxes to 87,000 customers in Switzerland (branded as UPC TV) which is showing a significant NPS uplift as compared to our legacy video product

•	Mobile additions were 13,000 in Q1, as compared to 7,000 in Q1 2018, which represents our best Q1 performance ever driven by the revamped portfolio following our MVNO switch in January

Financial highlights:

•	Rebased revenue declined 2.2% in Q1

◦
Swiss rebased revenue declined 3.7% in Q1, primarily due to the net effect of (i) lower residential cable subscription revenue, which was primarily driven by lower average subscriber levels, (ii) an increase in mobile revenue and (iii) higher B2B revenue

◦	Continuing CEE rebased revenue grew 2.2% in Q1 due to (i) growth in our B2B business and (ii) an increase in residential cable subscription revenue driven by new build areas

◦	Our Q1 rebased revenue decline includes the favorable impact of a €3.3 million revenue reversal in Switzerland recorded during the first quarter of 2018

•	Operating income decreased 16% in Q1 to €54.3 million. The decrease was primarily driven by a reduction in Segment OCF

•	Rebased Segment OCF declined 5.3% in Q1

◦	Swiss rebased Segment OCF declined 7.4% in Q1, largely due to the aforementioned loss of residential cable subscription revenue

◦	Continuing CEE rebased Segment OCF grew 2.0% in Q1, largely driven by the aforementioned revenue trend

◦	Rebased OCF included the aforementioned favorable impact of a revenue reversal recorded in Switzerland during the first quarter of 2018

•	Q1 segment property and equipment additions were 18.5% of revenue, down from 19.1% in the prior-year period

◦	The Q1 decrease was largely driven by lower new-build and CPE spend, partially offset by an increase in baseline in Poland and in product & enablers driven by the Simply Digital project in Switzerland

◦	Q1 property and equipment additions were 18.5% of revenue for Switzerland and 18.3% for Continuing CEE

•	At March 31, 2019, our fully-swapped third-party debt borrowing cost was 4.6% and the average tenor of our third-party debt (excluding vendor financing) was nearly 8.0 years

•
At March 31, 2019, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding, including discontinued operations[7], were 3.15x and 4.26x, respectively, as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding, including discontinued operations, would have been 4.79x at March 31, 2019

•
At March 31, 2019, we had maximum undrawn commitments of €990.1 million. When our Q1 compliance reporting requirements have been completed and assuming no change from March 31, 2019 borrowing levels, we anticipate the full amount will be available to be drawn

Operating Statistics Summary

	As of and for the three months ended March 31,
	2019	2018

Footprint
Homes Passed	6,438,900	6,272,000
Two-way Homes Passed	6,369,700	6,200,600

Subscribers (RGUs)
Basic Video[8]	632,800	705,800
Enhanced Video[9]	1,830,400	1,842,300
Total Video	2,463,200	2,548,100

Internet[10]	2,017,000	2,016,900
Telephony[11]	1,267,700	1,250,500
Total RGUs	5,747,900	5,815,500

Q1 Organic[2] RGU Net Additions (Losses)
Basic Video	(12,500)	(29,000)
Enhanced Video	(600)	(2,000)
Total Video	(13,100)	(31,000)

Internet	4,700	(3,200)
Telephony	9,600	4,200
Total organic RGU net additions (losses)	1,200	(30,000)

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers	74.3%	72.3%
Internet as % of Two-way Homes Passed	31.7%	32.5%
Telephony as % of Two-way Homes Passed	19.9%	20.2%

Cable Customer Relationships
Cable Customer Relationships	2,749,700	2,833,000
Q1 Organic[2] Cable Customer Relationship net losses	(12,000)	(32,800)
RGUs per Cable Customer Relationship	2.09	2.05
Q1 Monthly ARPU per Cable Customer Relationship	€37.01	€36.81
Switzerland Q1 Monthly ARPU per Cable Customer Relationship	CHF 71.08	CHF 68.49
Continuing CEE Q1 Monthly ARPU per Cable Customer Relationship	€19.80	€20.31

Customer Bundling
Single-Play	32.8%	35.2%
Double-Play	25.3%	24.3%
Triple-Play	41.9%	40.5%

Mobile Subscribers
Total Mobile Subscribers	161,900	125,500
Q1 organic[2] Mobile net additions	12,600	6,700

Q1 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	€30.98	€29.09
Excluding interconnect revenue	€28.22	€26.26

Financial Results, Segment OCF Reconciliation, Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,		Rebased Change
	2019	2018
	in millions, except % amounts
Revenue
Switzerland	€278.3	€280.6	(3.7%)
Central and Eastern Europe	104.9	105.4	2.2%
Total	€383.2	€386.0	(2.2%)

Segment OCF
Switzerland	€143.7	€151.8	(7.4%)
Central and Eastern Europe	50.3	50.7	2.0%
Central and Corporate and intersegment eliminations	(1.1)	(0.7)	N.M.
Total Segment OCF	€192.9	€201.8	(5.3%)

Operating income	€54.3	€64.9
Share-based compensation expense	4.8	2.3
Related-party fees and allocations, net	48.3	47.2
Depreciation and amortization	84.5	85.3
Impairment, restructuring and other operating items, net	1.0	2.1
Total Segment OCF	€192.9	€201.8

Segment OCF as percentage of revenue	50.3%	52.3%

Operating income as a percentage of revenue	14.2%	16.8%

N.M. - not meaningful

The following table provides details of our continuing operations property and equipment additions and reconciles those additions to the capital expenditures that we present in our condensed combined statements of cash flows:

	Three months ended March 31,
	2019	2018
	in millions, except % amounts
Customer premises equipment	€27.4	€33.2
New build and upgrade	19.4	25.5
Capacity	7.9	7.7
Product and enablers	7.3	4.0
Baseline	16.6	12.3
Property and equipment additions	78.6	82.7
Assets acquired under capital-related vendor financing arrangements	(110.6)	(79.7)
Assets acquired under finance leases	(0.2)	(0.1)
Changes in current liabilities related to capital expenditures (including related-party amounts)	87.2	125.7
Total capital expenditures, net[3]	€55.0	€128.6

Capital expenditures, net:
Third-party payments	€100.6	€156.8
Proceeds received for transfers to related parties(a)	(45.6)	(28.2)
Total capital expenditures, net	€55.0	€128.6

Regional Property and Equipment Additions
Switzerland	€51.6	€42.9
Central and Eastern Europe	19.2	30.9
Total segment property and equipment additions	70.8	73.8
Other[13]	7.8	8.9
Total	€78.6	€82.7

Segment property and equipment additions as a percentage of revenue[13]	18.5%	19.1%
_______________

(a)	Primarily relates to transfers of centrally-procured property and equipment to our discontinued operations and other related-parties.

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents. No debt or interest of UPC Holding, other than amounts that are direct obligations of the entities to be disposed, has been allocated to discontinued operations.

	March 31,		December 31,
	2019		2018
	Borrowing currency	€ equivalent
	in millions
Senior Credit Facility
4.000% EUR Facility AK due 2027	€540.0	€540.0	€540.0
5.375% USD Facility AL due 2025	$1,140.0	1,015.9	995.5
3.625% EUR Facility AQ due 2029	€600.0	600.0	600.0
Facility AR (LIBOR + 2.50%) USD due 2026	$1,645.0	1,466.0	1,436.5
€990.1 million Revolving Facility AM (EURIBOR + 2.75%) EUR due 2021		—	—
Elimination of Facilities AK, AL and AQ in consolidation		(2,155.9)	(2,135.5)
Total Senior Credit Facilities		1,466.0	1,436.5

Senior Secured Notes
5.375% USD Senior Secured Notes due 2025	$1,140.0	1,015.9	995.5
4.000% EUR Senior Secured Notes due 2027	€540.0	540.0	540.0
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
Total Senior Secured Notes		2,155.9	2,135.5

Senior Notes
5.500% USD Senior Notes due 2028	$535.0	476.8	467.2
3.875% EUR Senior Notes due 2029	€594.3	594.3	594.3
Total Senior Notes		1,071.1	1,061.5

Vendor financing		627.8	596.1
Finance lease obligations		48.0	26.0
Total third-party debt and finance lease obligations		5,368.8	5,255.6
Deferred financing costs and discounts		(33.9)	(34.4)
Total carrying amount of third-party debt and finance lease obligations		5,334.9	5,221.2
Less: cash and cash equivalents		23.4	12.9
Net carrying amount of third-party debt and finance lease obligations[5]		€5,311.5	€5,208.3

Exchange rate ($ to €)		1.1221	1.1452

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to our financial performance; the anticipated closings and impacts of each of the Vodafone and Sunrise transactions; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the effects of changes in laws or regulation; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K/A and Form 10-Q. Further, estimated cash proceeds from pending dispositions are inherently uncertain and represent management’s expectations and beliefs and do not take into account the ultimate use of the proceeds or any other changes in our capital structure or tax effects, directly or indirectly related to the pending dispositions. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Matt Coates	+44 20 8483 6333	Matt Beake	+44 20 8483 6428
John Rea	+1 303 220 4238
Stefan Halters	+44 20 8483 6211

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 333 000 2912	James Lusher	+44 333 000 2900

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is the world’s largest international TV and broadband company, with operations in 10 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 21 million customers subscribing to 45 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers.*

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com.
*The figures included in this paragraph include both the continuing and discontinued operations that we owned on March 31, 2019

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended March 31, 2019
					Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Total RGUs	Basic Video Subscribers[8]	Enhanced Video Subscribers[11]	DTH Subscribers	Total Video	Internet Subscribers[10]	Telephony Subscribers[11]		Total Mobile Subscribers

Operating Data
Switzerland[14]	2,344,400	2,344,400	1,092,200	2,260,000	427,600	632,600	—	1,060,200	686,200	513,600		159,100
Poland	3,479,400	3,425,000	1,462,800	3,092,000	177,900	1,053,800	—	1,231,700	1,192,300	668,000		2,800
Slovakia	615,100	600,300	194,700	395,900	27,300	144,000	—	171,300	138,500	86,100		—
Total UPC Holding continuing ops	6,438,900	6,369,700	2,749,700	5,747,900	632,800	1,830,400	—	2,463,200	2,017,000	1,267,700		161,900

Romania	3,162,700	3,126,800	961,700	2,089,600	205,900	708,400	—	914,300	594,200	581,100		—
Hungary	1,833,600	1,816,100	865,500	2,078,000	62,900	628,300	—	691,200	700,400	686,400		115,800
Czech Republic	1,550,900	1,531,100	613,600	1,247,800	172,500	366,500	—	539,000	506,100	202,700		—
DTH	—	—	756,800	779,600	—	—	756,800	756,800	11,400	11,400		—
Total UPC Holding discontinued ops	6,547,200	6,474,000	3,197,600	6,195,000	441,300	1,703,200	756,800	2,901,300	1,812,100	1,481,600		115,800

United Kingdom	14,510,700	14,504,000	5,534,200	13,723,600	—	3,846,700	—	3,846,700	5,259,600	4,617,300		3,030,600
Ireland	929,800	897,600	437,700	1,002,500	2,900	269,200	—	272,100	378,100	352,300		86,100
Total Virgin Media	15,440,500	15,401,600	5,971,900	14,726,100	2,900	4,115,900	—	4,118,800	5,637,700	4,969,600	`	3,116,700

Q1 Organic[2] Variance
Switzerland	6,200	6,200	(23,600)	(42,900)	(9,600)	(13,200)	—	(22,800)	(14,100)	(6,000)		12,800
Poland	15,600	16,100	11,000	39,400	(2,500)	10,900	—	8,400	17,100	13,900		(200)
Slovakia	1,200	1,200	600	4,700	(400)	1,700	—	1,300	1,700	1,700		—
Total UPC Holding continuing ops	23,000	23,500	(12,000)	1,200	(12,500)	(600)	—	(13,100)	4,700	9,600		12,600

Romania	8,900	8,800	(4,200)	3,300	(16,100)	9,800	—	(6,300)	1,800	7,800		—
Hungary	5,600	5,500	2,600	14,600	(5,400)	4,700	—	(700)	6,000	9,300		5,900
Czech Republic	1,800	1,800	(2,800)	8,200	2,200	(2,700)	—	(500)	—	8,700		—
DTH	—	—	(24,000)	(23,600)	—	—	(24,000)	(24,000)	200	200		—
Total UPC Holding discontinued ops	16,300	16,100	(28,400)	2,500	(19,300)	11,800	(24,000)	(31,500)	8,000	26,000		5,900

United Kingdom	93,400	93,700	25,000	55,800	—	(25,300)	—	(25,300)	35,000	46,100		(11,300)
Ireland	6,800	7,100	500	3,400	(1,600)	2,600	—	1,000	2,400	—		4,600
Total Virgin Media	100,200	100,800	25,500	59,200	(1,600)	(22,700)	—	(24,300)	37,400	46,100		(6,700)

	Selected Operating Data — As of March 31, 2019

	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers

Switzerland	—	159,100	159,100
Poland	—	2,800	2,800
Slovakia	—	—	—
Total UPC Holding continuing ops	—	161,900	161,900

Romania	—	—	—
Hungary	—	115,800	115,800
Czech Republic	—	—	—
Total UPC Holding discontinued ops	—	115,800	115,800

United Kingdom	343,800	2,686,800	3,030,600
Ireland	—	86,100	86,100
Total Virgin Media	343,800	2,772,900	3,116,700

Organic[2] Mobile Subscriber Variance	March 31, 2019 vs. December 31, 2018

Switzerland	—	12,800	12,800
Poland	—	(200)	(200)
Slovakia	—	—	—
Total UPC Holding continuing ops	—	12,600	12,600

Romania	—	—	—
Hungary	—	5,900	5,900
Czech Republic	—	—	—
Total UPC Holding discontinued ops	—	5,900	5,900

United Kingdom	(32,800)	21,500	(11,300)
Ireland	—	4,600	4,600
Total Virgin Media	(32,800)	26,100	(6,700)

General Notes to Tables:
Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews. Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes

1
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF (U.S. GAAP) or Adjusted EBITDA (EU-IFRS) for the three months ended March 31, 2018 to (i) in the case of the Unitymedia borrowing group, reflect the January 1, 2019 adoption of the new leases standard IFRS 16 (EU-IFRS) as if such adoptions had occurred on January 1, 2018 and (ii) for Virgin Media and UPC Holding, reflect the translation of our rebased amounts for the three months ended March 31, 2018 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2019. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global’s press release dated May 6, 2019, Liberty Global Reports Q1 2019 Results. The following table provides adjustments made to the 2018 amounts to derive our rebased growth rates for Virgin Media, Unitymedia and UPC Holding:

	Revenue	OCF/Adjusted EBITDA
	Three months ended March 31, 2018	Three months ended March 31, 2018
	in millions
Virgin Media (U.S. GAAP)
Foreign Currency	£(1.3)	£(0.4)

Unitymedia (EU-IFRS)
IFRS 16	€—	€26.5

UPC Holding (U.S. GAAP)
Foreign Currency	€5.5	€3.0

2
Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

3
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

4	Interest will initially accrue at a rate of 6.0% up to January 15, 2021 and at a rate of 11.0% thereafter.

5
Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP, EU-IFRS or IASB-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

6
Horizon-Lite relates to our more basic version of Horizon TV, where we are upgrading the software of legacy two-way capable boxes in the field with a Horizon-like user interface, that also offers access to on-demand content, different apps and in certain cases Replay TV functionality. We have launched Horizon-Lite in certain CEE markets.

7
Consistent with how we calculate our leverage ratios under our debt agreements, we calculate our debt ratios for UPC Holding including discontinued operations. For purposes of these calculations, debt is measured using swapped foreign currency rates. We have not presented leverage ratios on a continuing operations basis for UPC Holding as we believe that such a presentation would overstate our leverage and would not be representative of the actual leverage ratios that we will report once all dispositions are completed. This is due to the fact that, in accordance with U.S. GAAP, our continuing operations exclude all of the OCF of the entities to be disposed but include a portion of the debt that we expect to repay with the proceeds from such dispositions.

8	UPC Holding has approximately 26,300 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

9
Subscribers to enhanced video services provided by UPC Holding’s operations in Switzerland over partner networks receive basic video services from the partner networks as opposed to UPC Holding’s operations.

10
In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 74,400 subscribers who have requested and received this service.

11
In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 157,500 subscribers who have requested and received this service.

12
Represents non-cash contributions of property and equipment that UPC Holding received from its parent company. These amounts are excluded from the capital expenditures that UPC Holding reports in its condensed combined statements of cash flows.

13
UPC Holding’s property and equipment additions include amounts that represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. These amounts, which are included in “Other”, are excluded from the calculation of segment property and equipment additions as a percentage of revenue. The centrally-procured equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding. Equipment transferred outside of UPC Holding is reflected as a reduction to UPC Holding’s property and equipment additions in the period in which the equipment is transferred.

14
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer.

At March 31, 2019, Switzerland’s partner networks account for 124,100 Cable Customer Relationships, 296,400 RGUs, 105,600 Enhanced Video Subscribers, 108,200 Internet Subscribers, and 82,600 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks receive basic video services from the partner networks as opposed to our operations. Due to the fact that Switzerland does not own these partner networks, we do not report homes passed for Switzerland’s partner networks.

Glossary
Adjusted Segment EBITDA: the primary measure used by Unitymedia’s management to evaluate Unitymedia’s performance. Adjusted Segment EBITDA is also a key factor that is used by Unitymedia’s internal decision makers to evaluate the effectiveness of Unitymedia’s management for purposes of annual and other incentive compensation plans. Unitymedia defines EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As Unitymedia uses the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, provisions and provision releases related to significant litigation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Unitymedia’s internal decision makers believe Adjusted Segment EBITDA is a meaningful measure because it represents a transparent view of Unitymedia’s recurring operating performance that is unaffected by Unitymedia’s capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. Unitymedia believes the Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing its performance with the performance of other companies in the same or similar industries, although its measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS or IASB-IFRS measures of income or cash flows. A reconciliation of net loss to Adjusted Segment EBITDA is presented in the Unitymedia section of this release.
ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. Following the adoption of ASU 2014-09 for Virgin Media and UPC Holding and IFRS 15 for Unitymedia, subscription revenue excludes interconnect fees, channel carriage fees, mobile handset sales and late fees, but includes the amortization of installation fees. Prior to the adoption of ASU 2014-09 and IFRS 15, installation fees were excluded from subscription revenue. ARPU per average cable customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of cable customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Cable customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, we adjust the prior-year subscription revenue, cable customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions, FX and the new revenue recognition accounting standards on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and OCF, as further described in footnote 1 above.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Broadband and Telephony Penetration: is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by total Two-way Homes Passed.
Business-to-Business (“B2B”) Subscription Revenue: revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, voice, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.
Cable Customer Relationships: the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Cable Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Cable Customer Relationships. We exclude mobile-only customers from Cable Customer Relationships.

Customer Churn: the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
DTH Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

Enhanced Video Penetration: calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.
Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

EU-IFRS: International Financial Reporting Standards (“IFRS”), as adopted by the European Union.
Fixed-mobile Convergence: Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed internet service and postpaid mobile telephony service, divided by the number of customers who subscribe to our fixed-internet service.

Fully-Swapped Third-Party Debt Borrowing Cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.

Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers do not include customers that receive services from dial-up connections.

Lightning premises: includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

MDU: Multiple Dwelling Unit.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

Property and equipment additions (“P&E additions”): includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions. For Unitymedia this includes property, equipment and intangible asset additions.
RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
Segment OCF (Virgin Media and UPC Holding): the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Segment OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our Segment OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of operating income to Segment OCF is presented in the applicable sections of this release.
SDU: Single Dwelling Unit.
SIM: Subscriber Identification Module.

SME: Small or Medium Enterprise.
SOHO: Small or Home Office Subscribers.
Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Two-way Homes Passed: homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP: United States Generally Accepted Accounting Principles.

YoY: Year-over-year.